UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 14, 2013

_____________________
 VERSO PAPER CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

_______________________

6775 Lenox Center Court, Suite 400
Memphis, Tennessee 38115-4436
(Address of principal executive offices) (zip code)
(901) 369-4100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On August 14, 2013, the New York Stock Exchange, or “NYSE,” notified us that we have fallen below the NYSE's continued listing standard requiring that the average closing price of our common stock be at least $1.00 over a consecutive 30 trading-day period. As of August 14, 2013, the date of the NYSE notice, the average closing price of our common stock over the past 30 trading days was $0.97 per share.

To maintain our NYSE listing, we have until February 14, 2014, which is six months from the date of the NYSE notice, to bring the closing share price and the average closing share price of our common stock back above $1.00. We have notified the NYSE that we intend to cure the share price deficiency. During the cure period, our common stock will continue to be traded on the NYSE, subject to our compliance with other NYSE continued listing requirements.

Separately, and as previously disclosed, we have appealed the NYSE staff's determination to delist our common stock due to our failure to satisfy the NYSE's continued listing standard requiring that we have an average market capitalization of at least $75 million over a consecutive 30 trading-day period. The review committee of the NYSE's board of directors currently is scheduled to hear our appeal on September 10, 2013.

On August 20, 2013, we issued a press release announcing the developments disclosed in this report. A copy of the press release is included as Exhibit 99.1 to this report.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits
The following exhibit is included with this report.

Exhibit
No.	Description

99.1	Press release issued by Verso Paper Corp. on August 20, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2013

VERSO PAPER CORP.

	By:	/s/ Robert P. Mundy
Robert P. Mundy
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press release issued by Verso Paper Corp. on August 20, 2013.